EXHIBIT 10.2

David M. Cordani

President & Chief Executive Officer

900 Cottage Grove Rd

Hartford, CT 06152

Telephone: 860.226.7482

May 19, 2010

Bertram L. Scott

[Address]

Dear Bert:

On behalf of CIGNA, I am delighted to confirm our offer of employment for the position of President US Commercial, reporting to me. I am confident that you will have significant impact on our overall business direction within CIGNA.

The rewards package we are offering to you includes:

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Base Salary – paid bi-weekly at a pre-tax annualized rate of $600,000.

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Annual Incentive – In 2010, you will be eligible to participate in the Management Incentive Plan (MIP) with a bonus target of $650,000. Your 2010 bonus target will not be prorated based on your start date in 2010 and your award is guaranteed to be no less than target for the 2010 performance period. Awards range from 0 to 200% of target based on organization and individual performance. You must be an employee on the date of payment to receive your award, including the 2010 award. Bonuses are typically paid in the first quarter of the year following the performance period and are not considered earned until the date paid.

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Long-Term Incentive – currently consist of two components. During the annual grant process, subject to Board approval, you will be considered for:

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Stock Options – grants are typically awarded in the first quarter of each year and may vary from 0 to 200% of target based on individual performance. Options typically vest over a 3 year period and expire no later than 10 years after grant. The current options target for your role is $875,000.

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Strategic Performance Shares (SPS) – grants are typically awarded in the first quarter of each year and may vary from 0 to 200% of target based on individual performance. SPS awards are typically paid or vested three years after the beginning of the performance period. Awards are not considered earned until the date paid. The current SPS target for your role is $875,000.

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Sign On Long-Term Incentive Award – the following long-term incentive grants, which have been approved by the People Resources Committee of the Board of Directors, have an estimated present value of $3,074,900 and will be awarded to you as follows:

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2,269 Strategic Performance Units* paid in 2011 with a guaranteed value of $200 per unit. Payment will be made at the time and in the form specified in the Long-Term Incentive Plan. You must be an employee on the date of payment to receive the guaranteed Strategic Performance Unit payout.

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4,926 Strategic Performance Units* paid in 2012 with a guaranteed value of no less than $100 per unit. Payment will be made at the time and in the form specified in the Long-Term Incentive Plan. You must be an employee on the date of payment to receive the guaranteed Strategic Performance Unit payout.

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a Strategic Performance Share (SPS) award with a grant date** value $753,500; shares awarded in 2013 per the plan’s formula.

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a Restricted Stock Grant with a grant date** value of $625,000. The Restricted Stock Grant will be subject to the terms and conditions contained in the CIGNA Long-Term Incentive Plan and the grant materials; the Restricted Stock granted will vest on the third anniversary of the grant.

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an option to purchase CIGNA Corporation common stock. The stock option will have a grant date** value of $750,000. The grant will be subject to the terms and conditions contained in the CIGNA Long-Term Incentive Plan and the grant materials. The Options will become exercisable (vest) over three years at the rate of one-third per year.

*

The Board Committee typically approves payment of SPU awards half in cash and half in unrestricted shares for executives who do not meet CIGNA’s stock ownership guidelines. The stock ownership guideline for this position is 300% of your base salary.

**

Pursuant to Company and Committee policy, your strategic performance share, stock option and restricted stock grant awards would be issued on the earlier of: (1) your employment start date, if such date is within an open window period; or (2) the first open window day following your employment start date. The current open period ends June 15, 2010. The next open period begins on August 9, 2010 and closes on September 15, 2010.

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Sign On Bonus - You will receive payable within thirty (30) days of your employment start date, a one-time sign-on bonus of $470,000, less applicable withholdings. In consideration of this payment, you agree that should your employment be terminated on account of willful misconduct or should you leave CIGNA for any reason other than Job Elimination or change of control of the Company within one year of receipt of payment, you will reimburse CIGNA in an amount equal to one-hundred (100%) percent of the bonus payment.

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Relocation - In lieu of relocation benefits you will receive payable within thirty (30) days of your employment start date, lump sum payment of $200,000, less applicable withholdings. In consideration of this payment, you agree that should your employment be terminated on account of willful misconduct or should you leave CIGNA for any reason other than Job Elimination or change of control of the Company within one year of receipt of payment, you will reimburse CIGNA in an amount equal to one-hundred (100%) percent of the bonus payment. If you decide to relocate prior to June 30, 2012, a full relocation package will be provided per the relocation policy in effect at that time.

You will also be eligible for benefits under the executive financial counseling program, executive travel, deferred compensation and CIGNA’s comprehensive employee benefits program, including the 401k plans effective following your employment start date. If you wish to participate in the deferred compensation program during 2010, you will need to make that election within 30 days of your start date. Like all employees at CIGNA, your employment is at-will. This means that you may terminate your employment at any time and for any reason and that the Company may do the same.

The compensation program elements described here – annual incentive and strategic performance shares - are those of our current program and may be changed or modified by the Board of Directors. As an executive of the company, your compensation will be subject to any future program changes.

This offer of employment is subject to full and satisfactory references and background checks and upon your passing a standard drug test. It is also subject to your being able to perform the services contemplated by this agreement, unrestricted by the enforcement of any non-competition agreement to which you are a party to with your current or any previous employer.

Bert, I am excited to have you join the CIGNA organization and be a key member of our team. Please feel free to call me if you would like to discuss any of these items.

Sincerely,

David M. Cordani

Please indicate your acceptance of our offer by signing below and returning a copy to Charlene Parsons via fax at 215.761.5089.

Acceptance:	/s/ Bertram L. Scott
Date:	May 18, 2010
Start Date:	June 28, 2010